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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Earthshell Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2003

        The 2003 Annual Meeting of Stockholders of EarthShell Corporation (the "Company") will be held at the Fess Parker's DoubleTree Resort, 633 E. Cabrillo Boulevard, Santa Barbara, California 93103, on May 28, 2003 at 10:00 a.m. Pacific Daylight Time, for the purposes of:

          (1)  Electing seven directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and have qualified;

          (2)  Approving an amendment to the Company's Certificate of Incorporation which shall effect, upon filing, a reverse split of the Company's outstanding Common Stock at a ratio of not less than one-for-ten and not more than one-for-twenty, and to change the number of authorized shares of Common Stock from 200,000,000 to 25,000,000 shares, and to authorize the Board of Directors to file such amendment in its discretion at any time before the 2004 Annual Meeting of Stockholders;

          (3)  Approving an amendment to the Company's 1995 Stock Incentive Plan increasing the number of shares of Common Stock available for awards thereunder; and

          (4)  Transacting such other business as may properly come before the meeting and at any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 4, 2003 as the record date for the determination of stockholders who are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. You are cordially invited to attend the meeting in person. Whether or not you expect to attend, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used as long as, in accordance with the Company's Bylaws, you have notified the Secretary in writing of your intention to revoke your proxy before it has been voted.

By Order of the Board of Directors

D. Scott Houston Secretary

Santa Barbara, California
April    , 2003

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 28, 2003

        This Proxy Statement is furnished to the stockholders of EarthShell Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2003 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Fess Parker's DoubleTree Resort Santa Barbara, 633 E. Cabrillo Boulevard, Santa Barbara, California 93103, at 10:00 a.m. Pacific Daylight Time, on May 28, 2003, and at any and all adjournments or postponements thereof. This Proxy Statement and the form of proxy were mailed on or about April     , 2003 to all stockholders entitled to vote at the Annual Meeting.

        The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company has retained the services of U.S. Stock Transfer Corporation to assist in the solicitation of proxies from brokerage houses, banks and other custodians or nominees holding stock in their names for others.

Record Date and Voting

        On April 4, 2003, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 155,774,206 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding. Each such share of Common Stock is entitled to one vote on all matters properly brought before the meeting. The vote of a plurality of the shares cast in person or by proxy is required to elect a nominee for director. With respect to the election of each director at the Annual Meeting, each holder of Common Stock is entitled to vote the number of shares owned by such stockholder. The nominees who receive the greatest number of votes, up to the number of directors then to be elected, shall be the persons then elected. Stockholders are not permitted to cumulate their shares of Common Stock for the purpose of electing directors or otherwise.

        Presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions or broker non-votes are counted for purposes of determining the presence of a quorum for transaction of business. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes are shares which are represented at the Annual Meeting which a broker or nominee has indicated it does not have discretionary authority to vote. A broker non-vote will generally have the effect of a negative vote.

        Simon K. Hodson and D. Scott Houston, the persons named as proxy holders on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in that capacity. Mr. Hodson is a director of the Company.

        Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked in writing before they are voted) will be voted at the Annual Meeting FOR the nominees named below for election as directors and FOR the other Proposals set forth in this Proxy Statement. With respect to any other business, which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders. Under the Company's Bylaws, stockholder proposals may be made at the Annual Meeting only pursuant to a timely notice in writing delivered or mailed to the Secretary of the Company at the Company's offices at 800 Miramonte Drive, Santa Barbara, California 93109 not later than the tenth day following the first public announcement of the Annual Meeting. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting, provided that, in accordance with the Company's Bylaws, the stockholder has delivered to the Secretary a written notice of the stockholder's intention to revoke the proxy and vote in person prior to the voting of the proxy.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The Board of Directors of the Company is currently comprised of seven members. All directors are elected each year at the annual meeting of stockholders. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the nominees designated below to serve until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified. The Board of Directors expects that each of the nominees will be available to serve as a director. If any nominee should become unavailable for election, the shares of Common Stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the proxy holders.

        Under the Company's Bylaws, nominations of persons for election to the Board, other than those made by or at the direction of the Board, may be made at the Annual Meeting only pursuant to a timely notice delivered or mailed to the Secretary of the Company. To be timely, a stockholder's written notice must be delivered or mailed to the Secretary at the Company's offices at 800 Miramonte Drive, Santa Barbara, California 93109 not later than the tenth day following the first public announcement of the Annual Meeting.

        The following table sets forth the name and age of each director, the year the director was first elected and his or her position with the Company:

Name	Age	Position	Director Since
Essam Khashoggi	63	Chairman of the Board	1992
Simon K. Hodson	48	Vice Chairman of the Board and Chief Executive Officer	1992
John Daoud	67	Director	1992
Layla Khashoggi	45	Director	1992
George W. Roland	63	Director	2001
A.J. "Bert" Moyer	59	Director	2002
Hamlin M. Jennings	54	Director	2003

        The following is a biographical summary of the experience of each of the directors:

        Essam Khashoggi has served as Chairman of the Board of the Company since its organization in November 1992. Mr. Khashoggi has also served as Chairman of the Management Committee and Chief Executive Officer of E. Khashoggi Industries, LLC ("EKI") and its predecessor entity, E. Khashoggi Industries, since their organization in October 1997 and June 1991, respectively. Mr. Khashoggi additionally serves on the representation boards of the joint venture entities the Company has formed with certain of its licensees. Mr. Khashoggi has served as a director and officer of a number of domestic and foreign companies engaged in licensing, manufacturing, real estate, marketing and design and he has served as a Trustee for the University of California Santa Barbara Foundation.

        Simon K. Hodson has served as Vice Chairman of the Board and Chief Executive Officer of the Company since its organization in November 1992. Additionally, Mr. Hodson served as President of the Company from May 1999 until May 2002, and previously from December 1995 until May 1996. Mr. Hodson has also served as President and Vice Chairman of EKI and its predecessor entity since their organization in October 1997 and June 1991, respectively, and as President and Vice Chairman of Concrete Technology Corporation ("CTC") since August 1987. Mr. Hodson was President of National Cement & Ceramics Laboratories, Inc., a company previously engaged in materials science research, from June 1990 through 1995. He is a co-inventor of 47 issued U.S. patents and 37 issued foreign patents, as of March 15, 2003, all belonging to EKI.

        John Daoud has served as a Director of the Company since its organization in November 1992. Mr. Daoud served as Secretary of the Company from October 1996 through December 1999 and as the Assistant Secretary of the Company from June 1993 until October 1996. Mr. Daoud also served as the Chief Financial Officer and Secretary of EKI and its predecessor entity since their organization in October 1997 and June 1991, respectively and as the Manager and Principal Officer of Condas International, LLC and its predecessor since 1987. Since 1972, Mr. Daoud has advised Mr. Khashoggi and his affiliated entities on certain financial matters both in an individual capacity as well as Manager and Principal Officer of Condas International, LLC and its predecessor. From 1970 to 1972, Mr. Daoud was a Senior Auditor with Price Waterhouse and Company.

        Layla Khashoggi has served as a Director of the Company since its organization in November 1992. Ms. Khashoggi has also been a member of the Management Committee of EKI since its organization in October 1997 and a Director of CTC for the past five years. Ms. Khashoggi has served as an Executive Committee member of the Laguna Blanca School Board, Chairman of the Development Committee of Laguna Blanca School, Site Council Member of San Marcos High School, Co-Chairman of the Budget Committee of San Marcos High School, Executive Committee member of the Santa Barbara Zoo Board, Chairman of the Marketing Committee of the Santa Barbara Zoo Board, and member of the Board of Trustees of the Santa Barbara Public Education Foundation. Ms. Khashoggi is Essam Khashoggi's spouse.

        George W. Roland has served as a Director of the Company since September 2001. Dr. Roland is currently a business consultant and is a member of the Board of Directors of Astropower, Inc., and served as President and Chief Executive Officer of Astropower, Inc. Solar Powered Division from 1995 to 1998. Dr. Roland served as President and Chief Executive Officer from 1993-1995 for Siemens Solar Industries, L.P. Prior to 1993, Dr. Roland worked for Applied Superconductors as consultant to the President and as Vice President and Division Manager of Kennametal, Inc. a large technology firm for over ten years. Dr. Roland holds over 15 patents and has over 35 published scientific papers.

        A. J. "Bert" Moyer has served as Director of the Company since May 29, 2002. Mr. Moyer was Executive Vice President and Chief Financial Officer of QAD, Inc. from March 1998 until February 2000. Mr. Moyer served as Vice President and Chief Financial Officer of Allergan, Inc. from August 1995 until March 1998. He continues to consult for companies on an interim basis. Mr. Moyer also currently serves as a Director of QAD, Inc. and Collectors Universe.

        Hamlin M. Jennings has served as Director of the Company since January 1, 2003. Since 1987, Dr. Jennings has been a Professor in the Civil and Environmental Engineering Department and the Materials Sciences and Engineering Department at Northwestern University. In 2002 he assumed the Chairmanship of the Civil and Environmental Engineering Department. Prior to Dr. Jennings appointment at Northwestern, Dr. Jennings worked at the National Institute of Standards and Technology, Imperial College London, and the University of Cape Town. He is a fellow of the Institute of Materials in the UK and Fellow of the American Ceramic Society. In 1975 Dr. Jennings received a Ph.D. in materials science from Brown University and in 1969 a B.Sc. in Physics from Tufts University. Additionally, Dr. Jennings is owner and President of Evanston Materials Consulting Corporation, founded in 1997, which specializes in cement-based materials and coatings. Dr. Jennings holds 12 patents, is associate editor of two journals and has over 120 published scientific papers.

Committees of the Board of Directors

        The Executive Committee of the Board of Directors consists of Messrs. Khashoggi, Hodson and Daoud. The Audit Committee consists of Messrs. Roland and Moyer and Dr. Jennings. The Compensation Committee consists of Messrs. Khashoggi and Moyer and Mrs. Khashoggi. The Stock Option Committee is comprised of Messrs. Khashoggi, Roland and Moyer. The Conflicts Committee is comprised of Messrs. Roland and Moyer and Dr. Jennings. The Company does not have a nominating committee or other committee, which performs a similar function.

Executive Committee

        The Executive Committee held two meetings in 2002 and transacted other business by Unanimous Written Consent. The primary function of the Executive Committee is to perform all of the duties otherwise vested in the Board of Directors when the Board is not in session, except for the following matters which have not been delegated to the Executive Committee: (1) declaring cash or stock dividends or distributions to stockholders of the Company; (2) taking action on matters otherwise specifically delegated to other committees of the Board of Directors; (3) amending or repealing the Certificate of Incorporation or Bylaws of the Company or adopting new ones; (4) approving a plan of merger, acquisition or divestiture or sale, lease or exchange of substantially all of the business, properties or assets of the Company; (5) authorizing or approving the issuance or sale of shares of stock of the Company; (6) authorizing the Company to perform or make a contract or commitment that is not contemplated by, or that has a financial commitment by the Company that exceeds the applicable amount budgeted under the Operating Budget or Capital Budget that has been approved by the Board of Directors, if such contract or commitment, together with any other such contract or commitment, involves a payment by the Company of more than $1 million in the aggregate and (7) electing or removing officers or directors or members of any committee of the Board of Directors.

Compensation Committee

        The Compensation Committee held one meeting in 2002 and transacted other business by Unanimous Written Consent. The functions of the Compensation Committee include: (1) reviewing and recommending to the Board of Directors the annual base salary, bonus and other benefits for the senior executive officers of the Company; (2) reviewing and commenting upon new executive compensation programs that the Company proposes to adopt; (3) periodically reviewing the results of the Company's executive compensation and perquisite programs to ensure that they are properly coordinated to yield payments and benefits that are reasonably related to executive performance; (4) ensuring that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders; (5) participating in the preparation of certain portions of the Company's annual proxy statement; (6) if necessary, hiring a compensation expert to provide independent advice on compensation levels and (7) ensuring that the Company undertakes appropriate planning for management succession and advancement.

Audit Committee

        The Audit Committee held seven meetings in 2002. The Company's Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter, revised on March 26, 2003, outlines the functions of the Audit Committee, which include: (1) recommending the engagement of an accounting firm to act as the Company's independent external auditor (the "Auditor"); (2) reviewing the Auditor's compensation, the proposed terms of its engagement, its independence and its performance during each year of its engagement; (3) reviewing the Company's annual financial statements and any significant disputes between management and the Auditor that arise in connection with the preparation of those financial statements; (4) reviewing the results of each external audit; (5) reviewing the procedures employed by the Company in preparing published quarterly financial statements and related management commentaries; (6) reviewing any major changes proposed to be made in auditing and accounting principles and practices in connection with the Company's financial statements; (7) reviewing the adequacy of the Company's internal financial controls and (8) if the Company has appointed a Director of Internal Audit, meeting periodically with that individual to evaluate compliance with the foregoing duties. The written charter for the Audit Committee is attached hereto as Exhibit A. The members of the audit committee are all independent within the meaning of the National Association of Securities Dealers' listing standards.

Stock Option Committee

        The Stock Option Committee held one meeting in 2002. The Stock Option Committee is responsible for administering the Company's 1994 Stock Option Plan and 1995 Stock Incentive Plan (the "Plans") including, without limitation, the following: (1) adopting, amending and rescinding rules relating to the Plans; (2) determining who may participate in the Plans and what awards may be granted to such participants; (3) granting awards to participants and determining the terms and conditions thereof, including the number of shares of Common Stock issuable pursuant to the awards; (4) determining the terms and conditions of options automatically granted to directors pursuant to the Plans; (5) determining whether and the extent to which adjustments are required pursuant to the anti-dilution provisions of the Plans and (6) interpreting and construing the Plans and the terms and conditions of any awards granted thereunder.

Conflicts Committee

        The Conflicts Committee held one meeting in 2002 and transacted other business by Unanimous Written Consent. The functions of the Conflicts Committee include: (1) reviewing proposed transactions between the Company and (a) interested directors, (b) the controlling stockholder, which is the parent of the Company and (c) other similar transactions that involve possible questions of conflicts or self-dealing; (2) reviewing transactions or conduct involving the Company and an "interested" director to determine whether the transaction is on at least as favorable terms to the Company as might be available from other third parties; (3) reviewing the fairness of a transaction having self-dealing elements to determine whether it is reasonably likely to further the Company's business activities; (4) reviewing the fairness of a transaction having self-dealing elements to determine whether the process by which the decision was approved or ratified is fair; (5) ensuring that minority public stockholders that are affected by a proposal receive fair treatment; (6) ensuring that all conflict-of-interest transactions are disclosed in the Company filings with the Securities and Exchange Commission and (7) if necessary, retaining an independent expert to determine the advisability of the Company's entering into a transaction involving a possible conflict of interest and to determine fair terms for such a proposed transaction.

Board and Committee Attendance and Compensation

        In 2002 the Board of Directors held six meetings. All directors attended at least 75% of the Board meetings and the committee meetings on which each served.

Independent Auditors

        The Company has selected Deloitte & Touche, LLP as its auditors for fiscal year 2003. Representatives from Deloitte & Touche, LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees

        For the year ended December 31, 2002, Deloitte & Touche, LLP, the Company's independent public accountants, will charge the Company approximately an aggregate of [$    ] for professional services rendered for the 2002 audit of the Company's financial statements and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q during the fiscal year.

All Other Fees

        For the year ended December 31, 2002, Deloitte & Touche, LLP billed the Company approximately [$    ] for all other services not described above under the caption "Audit Fees" during such period.

Audit Committee Report

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors and the Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has further considered whether the independent auditors' provision of non-audit services to the Company is compatible with the firm's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Mr. George W. Roland
Mr. A.J. Moyer
Dr. Hamlin Jennings

        The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

Compensation of Directors

        Under a compensation plan based on a study conducted by SCA Consulting LLC, the Board pays to each non-employee director an annual retainer fee of $20,000, payable quarterly, plus a fee of $1,000 for attending regular meetings and $250 for each additional day of committee meetings attended. Messrs. Khashoggi, Daoud, Roland and Moyer as well as Dr. Jennings and Mrs. Khashoggi are currently considered to be non-employee directors of the Company.

        The 1995 Stock Incentive Plan, as amended, provides that each non-employee director automatically be granted options to purchase 25,000 shares of the Company's Common Stock, effective at the conclusion of each annual meeting. All such stock options will (i) vest 25% at the end of each calendar quarter following grant, provided the director holding the options continues to serve as director at the end of such quarter, and (ii) have an exercise price equal to the "fair market value" of the underlying shares, which is defined in the Plan as the closing trading price on the day before each annual meeting.

PROPOSAL NO. 2
AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

        At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), in order to effect a reverse stock split of the Company's Common Stock and to change the number of authorized shares of Common Stock from 200,000,000 to 25,000,000 shares. If the stockholders approve Proposal No. 2, the Board of Directors will have the authority, in its sole discretion, to file such Amendment at any time prior to the 2004 Annual Meeting of Stockholders.

General

        The Board of Directors has approved and is hereby soliciting stockholder approval of an amendment to the Certificate of Incorporation to effect a reverse stock split in the range of from 1:10 to 1:20 of the Company's outstanding Common Stock in the form set forth in "Appendix A" to the Proxy Statement (the "Amendment"). Hence, a vote FOR Proposal No. 2 will include approval of a 1:10, 1:11,1:12, 1:13, 1:14, 1:15, 1:16, 1:17, 1:18, 1:19 and 1:20 reverse split of the Company's outstanding Common Stock and will grant the Board of Directors the authority to select the exact exchange ratio within that range to be implemented. The par value of the Company's Common Stock would remain unchanged at $.001 per share, and the number of authorized shares of Common Stock would be reduced on a 1:8 basis, from 200,000,000 to 25,000,000 shares. If the stockholders approve this Proposal No. 2, the Board of Directors will have the authority, in its sole discretion, and without further action on the part of the stockholders, to effect the approved reverse stock split by filing the Amendment with the Delaware Secretary of State at any time prior to the 2004 Annual Meeting of Stockholders. The Board of Directors believes that approval of a proposal granting this discretion to the Board, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board with the maximum flexibility to react to current market conditions, in the best interests of the Company and its stockholders. Providing the Board of Directors with flexibility to effect a reverse stock split at any time prior to the next Annual Meeting, however, does not mean that the Board will not effect a reverse stock split at the earliest possible time, if the Board determines doing so would be in the best interests of the Company.

        The Board of Directors has approved the Amendment for adoption by the stockholders because it believes that the reverse stock split is in the best interests of the Company and the stockholders. However, the Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to decide not to proceed with the filing of the Amendment and the reverse stock split, if at any time prior to the filing of the Amendment the Board determines, in its sole discretion, that the reverse stock split is no longer in the best interests of the Company and its stockholders. Thus, a vote FOR Proposal No. 2 will include authorization for the Board of Directors to not file the Amendment in the event that it determines that it would be in the best interests of the Company and our stockholders to not file the Amendment.

Reasons for the Reverse Stock Split

        The primary reason the reverse stock split is being proposed is to increase the trading price of the Company's Common Stock in order to seek to maintain the eligibility of the Common Stock for listing on The Nasdaq Stock Market. In order to maintain the listing of the Company's Common Stock on The Nasdaq Stock Market, the minimum daily closing bid price per share of the Common Stock must be $1.00 or greater.

        On August 21, 2002, the Company received notice from Nasdaq that the Company's Common Stock had traded below the $1.00 minimum per share price required for continued listing on The Nasdaq National Market for thirty (30) consecutive trading days. The Company's failure to comply with this requirement for continued listing on The Nasdaq National Market subjected the Common Stock to possible delisting. Accordingly, the Company was provided until November 19, 2002 to regain compliance with this requirement. In order to regain compliance with this requirement, the closing bid price of the Company's Common Stock must have been at or above $1.00 per share for a minimum of ten (10) consecutive trading days at any time prior to November 19, 2002. On November 20, 2002, Nasdaq notified the Company that it had failed to satisfy the $1.00 bid price requirement within the specified time period. On November 25, 2002, the Company requested a hearing in front of the Nasdaq Listing Qualifications Panel (the "Panel"), which hearing stayed the delisting. The hearing was held on January 9, 2003.

        On February 28, 2003, the Panel notified the Company that, although the Company did not satisfy the requirements for continued listing on The Nasdaq National Market, the Company did satisfy all of the requirements for continued listing on The Nasdaq SmallCap Market, with the exception of the $1.00 bid price requirement. The Company's transition to The Nasdaq SmallCap Market occurred effective as of March 5, 2003. As a Nasdaq SmallCap listed company, the Company will be granted a grace period through August 18, 2003 in which to regain compliance with the $1.00 minimum bid price requirement for inclusion in The Nasdaq SmallCap Market. The Company may then be eligible for an additional 180 calendar day grace period in which to regain compliance with the $1.00 minimum bid price requirement for inclusion in The Nasdaq SmallCap Market, provided the Company meets the "core" initial listing requirements for The Nasdaq SmallCap Market at that time. The "core" initial listing requirements for The Nasdaq SmallCap Market include stockholders equity of $5 million, or market capitalization of $50 million, or net income of $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. If the Company meets one or more of these requirements on August 18, 2003, then the Company may be granted an additional 180 day grace period in which to regain compliance with the $1.00 minimum bid price requirement for inclusion in The Nasdaq SmallCap Market, but the Company will be required to satisfy the remaining continued listing requirements for The Nasdaq SmallCap Market in addition to the minimum bid price requirement throughout the additional grace period to maintain listing of the Company's Common Stock during that time.

        The Board of Directors is also recommending that the stockholders approve Proposal No. 2 because it anticipates that the reverse stock split may broaden the market for the Company's Common Stock and that the resulting anticipated increased price level will encourage interest in the Common Stock and possibly promote greater liquidity for the stockholders. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of the Common Stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers' commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock. The Board of Directors believes that, by providing a broader potential market for the Company's Common Stock, the reverse stock split will also provide the Company with more flexibility to seek to procure additional equity financing in the future. If Proposal No. 2 is not approved, it is possible that the Common Stock will cease to be listed and traded on The Nasdaq Stock Market. If the Common Stock is delisted from The Nasdaq Stock Market, any trading in the Company's Common Stock would have to be conducted on the OTC Bulletin Board or in the non-Nasdaq over-the-counter market. In such an event, an investor may find it more difficult to dispose of or to obtain accurate market quotations as to the market value of the Company's Common Stock. Further, the failure of the Company's Common Stock to be listed or quoted on Nasdaq constitutes an Event of Default under the Company's recently issued Secured Convertible Debentures (the "Debentures"), which may require the Company, at the option of the holders of the Debentures, to repurchase all or any portion of the outstanding principal amount of such Debentures at a premium.

        Based on recent trading prices, we anticipate that, following the reverse stock split, the Common Stock will trade higher than $1.00 per share. While the Board of Directors believes that the Common Stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is 10 times to 20 times (depending on the ratio ultimately selected by the Board) the market price of the Common Stock prior to the reverse stock split. In some cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split. In addition, the reduced number of shares that will be available to trade will cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock. We cannot offer any assurance that the Common Stock will continue to meet The Nasdaq Stock Market continued listing requirements following the reverse stock split.

Effects of the Proposed Amendment

        The principal effect of the reverse stock split will be to decrease the number of issued and outstanding shares of Common Stock from 155,774,206 shares to a range of between approximately 15,577,420 shares and 7,788,710 shares (depending on the final reverse split ratio selected within the proposed range of 1:10 to 1:20), based on outstanding share information as of April 4, 2003. In addition, the Board of Directors will also take appropriate action to adjust proportionately the number of shares of Common Stock issuable upon the exercise of outstanding options and warrants and the conversion of preferred stock, and to adjust the related exercise prices and conversion ratios to reflect the final reverse stock split ratio, to the extent required by the terms of those securities. Also, the number of shares of Common Stock reserved for issuance under the Company's existing stock option and employee stock purchase plans would be reduced proportionately based on the reverse stock split ratio. The Amendment will not affect a stockholder's proportionate equity interest or the relative rights, preferences or priorities a stockholder is currently entitled to, except for minor differences resulting from adjustments for fractional shares as described below.

        In determining the final ratio for the reverse stock split, the Board of Directors will consider various factors, including but not limited to, analysis of the Company's performance during the most recent fiscal quarter and general economic conditions, with emphasis being placed on the closing price of the Company's Common Stock on the days immediately prior to the day that the Amendment is filed with the Delaware Secretary of State.

        Because the authorized Common Stock will not be reduced in the same proportion as the outstanding Common Stock, the overall effect of the reverse stock split will be an increase in the number of authorized but unissued shares of Common Stock. These shares may be issued by the Board of Directors in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

        Under Delaware law and under the Company's Certificate of Incorporation and its Bylaws, dissenting stockholders have no appraisal rights in connection with the reverse stock split. The Board of Directors may make any and all changes to the form of Certificate of Amendment, a copy of which is attached to this Proxy Statement as "Appendix A," that it deems necessary in order to file the Certificate of Amendment with the Secretary of State of the State of Delaware and to give effect to the reverse split under Delaware law.

        The reverse stock split is likely to result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on "round-lots" of even multiples of 100 shares.

Effective Date

        If this Proposal No. 2 is approved by the stockholders, and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, the Company will file the Amendment with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. If the Amendment is approved by the stockholders and the Board of Directors elects to effect the reverse stock split as described above, the reverse stock split will be effective simultaneously with the Amendment becoming effective.

Exchange of Stock Certificates and Payment for Fractional Shares

        If Proposal No. 2 is approved by the requisite vote of the stockholders, and the Board of Directors determines that it is in the best interests of the Company and its stockholders to effect the reverse split, the exchange of shares of the Company's Common Stock will occur on the date that the Amendment is filed with the Secretary of State of the State of Delaware without any further action on the part of the stockholders and without regard to the date that any stockholder physically surrenders his, her or its certificates representing pre-split shares of Common Stock for certificates representing post-split shares.

        As soon as practicable after the effective date of the Amendment, the Company's transfer agent, U.S. Stock Transfer Corporation, will mail transmittal forms to each holder of record of certificates formerly representing shares of the Company's Common Stock. After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of the Company's Common Stock and will receive in exchange therefor certificates representing the number of shares of post-split Common Stock to which he, she or it is entitled as a consequence of the reverse split. The transmittal form will be accompanied by instructions specifying other details of the exchange. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. STOCKHOLDERS SHOULD NOT SEND IN CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY'S TRANSFER AGENT.

        In the event that the number of shares of post-split Common Stock for any stockholder includes a fraction, the Company will pay that stockholder, in lieu of the issuance of fractional shares, a cash amount (without interest) equal to the fair market value of fractions of shares which would otherwise result from the reverse stock split, based upon the closing bid price of the Company's Common Stock as reported on The Nasdaq Stock Market on the trading day preceding the effective date of the Amendment. This cash payment represents merely a mechanical rounding off of the fractions in the exchange, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of options to purchase the Company's Common Stock, except as otherwise specified in the documents governing such options.

        As of the effective date of the Amendment, each certificate representing pre-split shares of Common Stock will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-split shares of Common Stock and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. However, a stockholder will not be entitled to receive any dividends or other distributions payable by the Company after the Amendment is effective until that stockholder surrenders and exchanges his, her or its certificates. If there are any dividends or distributions, they will be withheld, accumulate and be paid to each stockholder, without interest, once that stockholder surrenders and exchanges his, her or its certificates.

Federal Income Tax Consequences

        The following discussion is a summary of the material anticipated federal income tax consequences of the reverse stock split of the Company's issued and outstanding shares of Common Stock within the range specified above. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, reports of congressional committees, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this Proxy Statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

        THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY'S STOCKHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH STOCKHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH STOCKHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

        The Company believes that the reverse stock split will constitute a tax-free recapitalization under the Code and that the Company should not recognize any gain or loss as a result of the reverse stock split. In addition, the Company's stockholders should not recognize any gain or loss if they receive only Common Stock upon the reverse stock split. If a stockholder receives cash in lieu of a fractional share of Common Stock that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the stockholder's basis in the fractional share. For this purpose, a stockholder's basis in the fractional share of Common Stock will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of Common Stock.

        The Company further believes that a stockholder's basis in his, her or its post-split shares of Common Stock will equal his, her or its aggregate basis in the respective pre-split shares of Common Stock owned by that stockholder prior to the reverse stock split with respect to which the post-split shares of Common Stock are issued. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. If a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of Common Stock surrendered in the reverse stock split, the stockholder should consult a tax advisor to identify his, her or its basis in the post-split shares. The holding period of the post-split Common Stock received by a stockholder will generally include the stockholder's holding period for the shares of pre-split Common Stock with respect to which post-split shares of Common Stock are issued, provided that the shares of pre-split Common Stock were held as a capital asset on the date of the exchange.

Accounting Effects of the Reverse Stock Split

        Following the effective date of the reverse stock split, the par value of the Company's Common Stock will remain at $.01 per share. The number of outstanding shares of Common Stock will be reduced by between approximately 90% and 95% (depending on the ratio chosen for the reverse split), without taking into account such additional decrease resulting from the Company's repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of the Common Stock, and therefore the stated capital associated with the Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in the Company's financial statements will be restated to reflect the reverse stock split for all periods presented in the Company's future filings, after the effective date of the Amendment, with the Securities and Exchange Commission and The Nasdaq Stock Market. Stockholders' equity will remain unchanged as a result of the reverse stock split.

Vote Required and Board of Directors' Recommendation

        Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of the Company's Common Stock entitled to notice of, and to vote at, the Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum, but will each be counted as a "NO" vote for purposes of determining whether this proposal has been approved. If Proposal No. 2 is approved by the stockholders, it will become effective on the date the Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

        The Board of Directors believes that approval of Proposal No. 2 is in the best interests of the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3
AMENDMENT OF THE COMPANY'S 1995 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR AWARDS THEREUNDER BY 10,000,000 SHARES

        At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's 1995 Stock Incentive Pla (the "1995 Plan") in order to change the number of shares of Common Stock available thereunder from 10,000,000 to 15,000,000 shares.

        The Board of Directors has approved and is hereby soliciting stockholder approval of an amendment to the 1995 Plan in the form set forth in "Appendix B" to the Proxy Statement.

        The Company has utilized stock options granted pursuant to the 1995 Plan, and pursuant to the 1994 Stock Option Plan (the "1994 Plan"), to attract, retain and motivate its employees, directors and consultants by providing for or increasing their proprietary interests in the Company. Under the 1994 Plan, every employee and consultant of the Company, or any of its subsidiaries, was eligible to be considered for the grant of awards. The 1994 Plan authorized the Committee to award Incentive Stock Options ("ISOs") and nonqualified stock options to employees. Awards may not be granted under the 1994 Plan on or after the tenth anniversary of its adoption. Options to acquire 771,590 shares of the Company's Common Stock were granted under the 1994 Plan.

        The 1995 Plan effectively superseded the 1994 Plan for options issued on or after the date of the 1995 Plan's adoption on November 27, 1995. A total of 10,000,000 shares of Common Stock are available under the 1995 Plan, and the Company initially reserved for issuance a corresponding total of 10,000,000 shares of Common Stock. Since the 1995 Plan was adopted, options to purchase a total of 3,821,150 shares have been granted and options to purchase 6,178,850 shares remain available under the 1995 Plan.

        In connection with the sale by the Company of the 2006 Debentures (as defined below in the Section entitled Compensation Committee Interlocks and Insider Participation), the Company was required to reserve a number of shares of Common Stock sufficient to cover the shares issuable under the 2006 Debentures and the related transactions. To satisfy this requirement, the Board of Directors, without amending the 1995 Plan itself, resolved to remove from reservation the remaining 6,178,850 shares of Common Stock that were reserved for issuance upon exercise of options not yet awarded under the 1995 Plan. As a result, the only shares currently reserved for issuance under the 1995 Plan are the number of shares issuable upon exercise of options that have been granted to date.

        In April 2003, the Board of Directors approved an increase of 5,000,000 shares of Common Stock issuable under the 1995 Plan. If this Proposal is approved by the stockholders, the total shares available for issuance under the 1995 Plan since its inception will be 15,000,000 shares. If this Proposal and Proposal No. 2 relating to the amendment to the Company's Certificate of Incorporation are both approved by the stockholders, the Board of Directors will resolve to reserve the full 15,000,000 shares issuable upon exercise of stock options which may be granted under the 1995 Plan.

        The closing price of the Company's Common Stock on the NASDAQ Market was $0.40 on April 4, 2003. The 1995 Plan terminates in November 2005.

        The Board of Directors believes that the availability of sufficient number of shares available for issuance under the 1995 Plan is integral to attract, retain and motivate qualified employees fundamental to the success of the Company. Subject to stockholder approval, the Board of Directors has amended the 1995 Plan to increase the number of shares of Common Stock reserved for issuance under the 1995 Plan from 10,000,000 shares to 15,000,000 shares.

Summary of the 1995 Plan

        The purpose of the 1995 Plan is to enable the Company to attract, retain and motivate its employees and consultants by providing for or increasing the proprietary interests of such employees and consultants in the Company and to enable the Company to attract, retain and motivate its non-employee directors and further align their interests with those of the Company's stockholders by providing for or increasing the proprietary interest of such directors in the Company.

        The 1995 Plan is administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee is authorized to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (i) Common Stock or (ii) a derivative security with an exercise or conversion privilege at a price related to the Common Stock or with a value derived from the value of the Common Stock. Awards under the 1995 Plan are not restricted to any specified form or structure and may include arrangements such as sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. Any stock option granted to an employee may be an ISO or a nonqualified stock option.

        Subject to the provisions of the 1995 Plan, the Stock Option Committee is authorized and empowered to administer the 1995 Plan, including, without limitation: (i) adopting, amending and rescinding rules and regulations relating to the 1995 Plan; (ii) determining which persons may participate in the 1995 Plan and to which of such participants, if any, awards shall be granted under the 1995 Plan; (iii) granting awards to participants and determining the terms and conditions of awards granted under the 1995 Plan, including the number of shares of Common Stock issuable pursuant thereto; (iv) determining, with certain exceptions, the terms and conditions of the Director Options that are automatically granted under the 1995 Plan; (v) determining whether, and the extent to which, anti-dilution adjustments are required and (vi) interpreting and construing the 1995 Plan and the terms and conditions of any awards granted under the 1995 Plan.

        Any person who is an employee of or consultant to the Company or any of its subsidiaries, including any director who is also such an employee, is eligible to be considered for the grant of awards under the 1995 Plan. The 1995 Plan also currently provides for the automatic grant of options to non-employee directors of the Company. As of April 4, 2003, thirty three employees (including one employee director) and six non-employee directors were eligible to participate in the 1995 Plan, and eight employees (including one employee director) and five non-employee directors were participating in the 1995 Plan.

        The maximum number of shares of Common Stock that may currently be issued pursuant to all awards (including ISOs) granted under the 1995 Plan is 10,000,000, subject to certain anti-dilution adjustments. The maximum number of shares of Common Stock that may currently be issued pursuant to ISOs granted under the 1995 Plan is also 10,000,000. Under the proposed amendment to the 1995 Plan, the maximum number of shares that may be issued pursuant to awards (including ISOs) granted under the 1995 Plan is 15,000,000, and the maximum number of shares of Common Stock that may be issued pursuant to ISOs is 15,000,000.

        No employee may be granted awards under the 1995 Plan with respect to more than 500,000 shares of Common Stock during any calendar year, subject to certain anti-dilution adjustments. This limitation is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") so that compensation attributable to awards under the 1995 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, non-employee directors of the Company are currently entitled to receive automatic option grants to purchase 25,000 shares of Common Stock on an annual basis.

        The anti-dilution provisions of the 1995 Plan generally provide for adjustments to the number of shares issuable pursuant to awards if the outstanding securities subject to the 1995 Plan increases or decreases as a result of certain events including, but not limited to, reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend or other distribution. The anti-dilution provisions of the 1995 Plan also generally provide that no adjustment shall be made under the provisions of the 1995 Plan to the extent such adjustment would cause ISOs issued or issuable under the 1995 Plan to be treated as other than ISOs, or to the extent that the Stock Option Committee determines that such adjustment would result in the disallowance of federal income tax deduction for compensation attributable to awards under the 1995 Plan by causing such compensation to be treated as other than "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

        The 1995 Plan currently does not specify a minimum exercise price or other consideration that a recipient of an award must pay to obtain the benefit of an award, and therefore the maximum compensation payable pursuant to the 1995 Plan, during the term of the 1995 Plan and awards granted thereunder, is currently equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured (which, in the case of non-statutory options, will generally be the date of exercise of the options). Awards may be issued under the 1995 Plan for any lawful consideration including services rendered by the recipient of such award. Any exercise price or other consideration payable in respect of any awards currently made under the 1995 Plan are to be determined by the Stock Option Committee and included in the terms of such award. However, Director Options automatically granted to non-employee directors on an annual basis will have an exercise price per share equal to the Fair Market Value of the Common Stock on the business day immediately preceding the date of the grant. Each such Director Option granted pursuant to the 1995 Plan on or after January 1, 2000 vests and becomes exercisable one year from the date of grant, subject to the condition that the recipient is a director on such date.

        Awards may not be granted under the 1995 Plan on or after the tenth anniversary of its adoption. Each Director Option granted under the 1995 Plan expires upon the first to occur of the following: (i) the first anniversary of the date upon which the optionee ceases to be a director as a result of death or total disability; (ii) the 90th day after the date upon which the optionee ceases to be a director for any reason other than death or total disability or (iii) the fifth anniversary of the date of grant of such Director Option.

        An award may include a provision conditioning or accelerating the receipt of benefits upon the occurrence of specified events, such as a change in control of the Company (as defined by the Stock Option Committee), an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or other significant corporate transaction described in the 1995 Plan. Further, all outstanding Director Options theretofore granted under this 1995 Plan terminate upon the first to occur of the following: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to such outstanding Director Options are exchanged for or converted into cash, property and/or securities not issued by the Company, which reorganization, merger or consolidation shall have been affirmatively recommended to the stockholders of the Company by the Board or (iii) the sale of substantially all of the property and assets of the Company.

        The 1995 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not required to be qualified under Section 401(a) of the Code.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information with respect to compensation plans under which equity securities of the Company are currently authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders), as of December 31, 2002:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,821,150	$4.22	6,178,850	(1)
Equity compensation plans not approved by security holders	0	N/A	0
Total	3,821,150	$4.22	6,178,850

(1)
As discussed above, the Board of Directors recently removed these shares from reservation. These shares are still available for issuance under the 1995 Plan pursuant to its terms. If Proposal 2 is approved, the Board of Directors intends to resolve to again reserve these shares for issuance upon options available under the 1995 Plan.

Vote Required and Board of Directors' Recommendation

        Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of the Company's Common Stock entitled to notice of, and to vote at, the Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum, but will each be counted as a "NO" vote for purposes of determining whether this proposal has been approved.

        The Board of Directors believes that approval of Proposal No. 3 is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of each class of the Company's voting securities as of April 4, 2003, by (i) each person or company known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares, (ii) each director of the Company, (iii) the Chief Executive Officer of the Company and each of the other executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 2002 (collectively, the "Named Executive Officers") and (iv) all directors and Named Executive Officers of the Company as a group.

Name and address(1)	Number of Shares of Common Stock	Percentage of Shares of Common Stock Outstanding
Essam Khashoggi(2)(3)	60,902,829	39.10%
Simon K. Hodson(4)	42,000	*
John Daoud(5)	126,200	*
Layla Khashoggi(3)	100,000	*
George W. Roland(6)	32,875	*
A.J. Moyer(7)	25,000	*
D. Scott Houston(8)	667,000	*
Vincent J. Truant(9)	395,000	*
Richard M. DiPasquale(10)	182,500	*
Per J. Andersen(11)	590,000	*
Hamlin Jennings	—	*
Directors and Named Executive Officers as a group	63,063,404	40.48%
E. Khashoggi Industries, LLC	48,598,796	31.20%
EKINVESCO	8,585,234	5.51%

*
Indicates ownership of less than 1%.

(1)
The address of all individuals, entities and stockholder groups listed in the table is c/o EarthShell Corporation, 800 Miramonte Drive, Santa Barbara, California 93109.

(2)
Includes 48,598,796 shares held by E. Khashoggi Industries, LLC ("EKI"), and 8,585,234 shares held by EKINVESCO, each of which Mr. Khashoggi is the controlling owner. Includes 2,618,799 shares held by other entities, including Concrete Technology Corporation ("CTC"), in which Mr. Khashoggi also has a controlling ownership interest. Also includes a warrant to purchase 1,000,000 shares of Common Stock issued by the Company, which is fully exercisable. Mr. Khashoggi has sole voting and dispositive power with respect to all such 60,802,829 shares and is therefore deemed to be the beneficial owner of such shares.

(3)
Includes options to purchase 100,000 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(4)
Represents shares held by Hodson Investments, LLC. Does not include any of the shares held by EKI or 860,871 shares held by CTC, in each of which Mr. Hodson holds a minority ownership interest.

(5)
Includes options to purchase 25,000 shares of EarthShell Common Stock from EKI which were issued to Mr. Daoud in his capacity as an officer of EKI and options to purchase 101,200 shares of Company's Common Stock issued under the 1995 Stock Incentive Plan, all of which are fully vested and exercisable.

(6)
Includes options to purchase 32,875 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(7)
Includes options to purchase 25,000 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(8)
Includes options to purchase 137,550 shares of Common Stock issued under the 1994 Stock Option Plan and options to purchase 504,450 shares of Common Stock issued under the 1995 Stock Incentive Plan which are fully vested and exercisable.

(9)
Includes options to purchase 395,000 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(10)
Includes options to purchase 152,500 shares of Common Stock issued under the 1995 Stock Incentive Plan, which are fully vested and exercisable.

(11)
Includes options to purchase 100,000 shares of Common Stock issued under the 1995 Stock Incentive Plan, and options to purchase 460,000 shares of EarthShell Common Stock issued by EKI, all of which are fully vested and exercisable.

EXECUTIVE OFFICERS

        The following table sets forth the names, ages and positions of each of the Company's executive officers. Subject to rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

Name	Age	Position	Officer Since
Simon K. Hodson	48	Vice Chairman of the Board and Chief Executive Officer	1992
Vincent J. Truant	55	President and Chief Operating Officer	1998
D. Scott Houston	48	Chief Financial Officer and Secretary	1992
Richard M. DiPasquale	45	Chief Technology Officer	2000
Per J. Andersen	43	Chief Science Officer	2001

        The following is a biographical summary of the experience of the five executive officers of the Company (other than Mr. Hodson, who is a director and is described above).

        D. Scott Houston has served as Chief Financial Officer for the Company since October 1999 and Secretary for the Company since December 1999. From January 1999 to October 1999, Mr. Houston served as Senior Vice President of Corporate Planning and Assistant Secretary. From July 1993 until January 1999, Mr. Houston served as Chief Financial Officer of the Company. From August 1986 until joining the Company, he served EKI and its affiliates in various positions, including as Chief Financial Officer and Vice President of CTC from 1986 to 1990. From 1984 to 1986, Mr. Houston operated Houston & Associates, a consulting firm. From July 1980 until September 1983, Mr. Houston held various positions with the Management Information Consulting Division of Arthur Andersen & Co., an international accounting and consulting firm.

        Vincent J. Truant has served as President and Chief Operating Officer for the Company since May 15, 2002. From March 2001 to May 2002 Mr. Truant served as Senior Vice President and Chief Marketing Officer. Prior to that, from March 2001 to October 1999 he served as Senior Vice President, Marketing, Environmental Affairs and Public Relations. From March 1999 to October 1999 he served as Vice President, Marketing, Environmental Affairs and Public Relations, and from April 1998 to March 1999 as Vice President, Marketing and Sales. During a prior 14-year tenure at Sweetheart, Mr. Truant most recently served as Vice President and General Manager for the National Accounts Group and the McDonald's Corporation Strategic Business Units. Before joining Sweetheart, Mr. Truant was engaged in both domestic and international marketing assignments for Philip Morris Inc. and its subsidiaries. Before joining Philip Morris Inc., Mr. Truant held key marketing and sales positions with both Miller Brewing Company and Eli Lilly & Company.

        Richard M. DiPasquale has served as Chief Technology Officer for the Company since April 2000 and served as a consultant to the Company from January 2000 to April 2000. From April 1998 to December 1999 Mr. DiPasquale served as Chief Operating Officer for Data Exchange and prior to that as President, US Operations. During a prior 19-year tenure at Owens Corning, Mr. DiPasquale most recently served as President, Latin America Operating Division and from 1995-1996 as plant manager in Battice, Belgium directing all operations, including P&L management, for the largest glass fiber manufacturing facility in Europe.

        Per Just Andersen has served as Chief Science Officer for the Company since January 2001. Dr. Andersen led EKI's technical development serving as Vice President of Product Engineering at EKI since he joined EKI from 1992 through December 2000. Dr. Andersen's prior professional experience includes work as a Project Manager and Industrial Researcher. From 1983 through 1992 Dr. Andersen served Royal Copenhagen Porcelain, the Technological Institute of Denmark and was a worldwide consultant in advanced concrete projects as a Senior Engineer at G.M. Idorn Consult, Inc. where he served as Manager of Materials Optimization and Instrumentation Development. Dr. Andersen has over 25 publications in international scientific journals, has co-authored several book chapters and has presented papers at professional meetings around the world. Dr. Andersen is a co-inventor of 43 issued U.S. patents and 37 issued foreign patents, as of March 15, 2003, all belonging to EKI.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information with respect to the compensation of the Named Executive Officers. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the periods set forth below.

SUMMARY COMPENSATION TABLE

		Annual Compensation							Long Term Compensation Awards
Name and Principal Position	Fiscal year Ended December 31	Salary($)*		Bonus($)		Other Annual Compensation($)			Securities Underlying Options(#)
Simon K. Hodson Vice Chairman of the Board and Chief Executive Officer	2002 2001 2000	$500,000 500,000 500,000		— — —		$ $	2,500 2,437 5,100	(2) (2) (2)	— — —
D. Scott Houston Chief Financial Officer and Secretary	2002 2001 2000	327,200 320,000 320,498	(6) (5)	— 139,000 —	(3)		2,419 2,250 5,100	(2) (2) (2)	— 100,000 30,000	(4)
Vincent J. Truant President and Chief Operating Officer	2002 2001 2000	321,875 275,000 275,000	(6)	— 278,000 —	(3)		2,844 2,156 5,100	(2) (2) (2)	— 100,000 20,000	(4)
Richard M. DiPasquale Chief Technology Officer	2002 2001 2000	257,200 250,000 177,083	(6)	— 139,000 —	(3)		— — 87,500	(1)	— 100,000 30,000	(4)
Per J. Andersen Chief Science Officer	2002 2001 2000	287,200 280,000 —	(6)	— 139,000 —	(3)		— — —		— 100,000 —	(4)

*
The Company provides various perquisites to its executives which, in accordance with SEC regulations, are not itemized because their value is less than 10% of the executive's salary.

(1)
Represents compensation paid to Mr. DiPasquale from January 3, 2000 through April 14, 2001, when the Company employed him as a consultant.

(2)
Reflects payments under the Company's 401(k) plan.

(3)
On May 9, 2001 the Compensation and Option Committees approved a bonus in the form of a stock grant of 25,000 shares of common stock each to D. Scott Houston, Richard M. DiPasquale and Per J. Andersen, and 50,000 shares of common stock to Vincent J. Truant.

(4)
The closing price of the stock on the date of the grants was $3.67 per share and the Company paid the withholding tax on the grants. As additional bonus compensation, the Committee also approved the grant of fully vested incentive stock options to purchase 100,000 shares of the Company's common stock to each of the four executive officers. The options are for a term of ten years at a strike price of $3.67.

(5)
The $498 paid to Mr. Houston in 2000 over and above his $320,000 annual salary resulted from a disbursement to Mr. Houston under the 1999 Cafeteria 125 Flexible Spending Plan.

(6)
Reflects $7,200 in car allowance payments made to Mr. Houston, Mr. DiPasquale, and Dr. Andersen.

(7)
Reflects a mid-year salary adjustment effective May 16, 2002 as a result of Mr. Truant becoming President of the Company on that date. Mr. Truant's current salary is $350,000. Reflects $7,200 in car allowance payments made to Mr. Truant.

Stock Option Grants in 2002

        The following table sets forth information with respect to options to purchase shares of the Company's Common Stock granted in 2002 to the Named Executive Officers:

	Individual Grants				Realizable Value at Assumed Rates of Stock Appreciation for Option Term(1)
Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise Price (per share)	Expiration Date	5%	10%
Simon K. Hodson Vice Chairman of the Board and Chief Executive Officer	500,000	29%	$3.00	7/9/12	$790,014	$1,257,965
Vincent J. Truant President and Chief Executive Officer	350,000	21%	$3.00	7/9/12	$553,010	$880,576
D. Scott Houston Chief Financial Officer and Secretary	320,000	19%	$3.00	7/9/12	$505,609	$805,098
Per J. Andersen Chief Science Officer	280,000	16%	$3.00	7/9/12	$442,408	$704,460
Richard M. DiPasquale Chief Technology Officer	250,000	15%	$3.00	7/9/12	$395,007	$628,983

(1)
The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. In each case, the Company would use the market price of the Common Stock on the date of grant to compute the potential realizable values.

Aggregated Option Exercises In 2002 and 2002 Year End Option Values

        The following table sets forth for the Named Executive Officers information with respect to options exercised, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock.

			Number of Securities Underlying Unexercised Options at Fiscal Year End 2002
					Value of Unexercised In-The-Money Options at Fiscal Year End 2002(1)
Name and Principal Position	Shares Acquired on Exercise	Value Realized
			Unexercisable	Exercisable	Unexercisable	Exercisable
Simon K. Hodson Vice Chairman of the Board and Chief Executive Officer	—	—	500,000	—	—	—
Vincent J. Truant President and Chief Operating Officer	—	—	350,000	395,000	—	—
D. Scott Houston Chief Financial Officer and Secretary	—	—	320,000	642,000	—	—
Richard M. DiPasquale Chief Technology Officer	—	—	267,500	152,500	—	—
Per J. Andersen Chief Science Officer	—	—	280,000	100,000	—	—

(1)
The closing price of the Common Stock on the NASDAQ Market on December 31, 2002 was $0.58.

Employment Agreements and Arrangements

        Simon Hodson currently does not have a written employment agreement with the Company since his previous employment agreement expired on September 30, 2001. Mr. Hodson receives an annual salary of $500,000, subject to annual review and increase at the discretion of the Board of Directors. He may also be entitled to receive (i) an annual bonus, the amount of which shall be determined by the Compensation Committee of the Board of Directors and (ii) options or other rights to acquire the Company's Common Stock, under terms and conditions determined by the Stock Option Committee of the Board of Directors. Mr. Hodson may be terminated at any time with or without cause.

        D. Scott Houston entered into an employment agreement with the Company effective October 15, 1993. Mr. Houston's employment agreement provides for an annual salary of $180,000, subject to annual review and increase at the discretion of the Board of Directors. The Board of Directors increased Mr. Houston's annual salary to $320,000, effective October 6, 1999. Mr. Houston's employment agreement provides that his employment is "at will" at the discretion of the Company, and that he may be terminated at any time with or without cause, upon thirty (30) days written notice.

        Vincent J. Truant entered into an employment agreement with the Company with a commencement date of May 1, 1998. The agreement provides for an annual salary of $225,000 and options to acquire 75,000 shares of the Company's Common Stock at an exercise price equal to $21.00 per share, which is the price at which the Company's Common Stock was first sold to the public in the Company's initial public offering. The Board of Directors increased Mr. Truant's annual salary to $250,000 on September 29, 1999. The Board of Directors further increased Mr. Truant's salary to

$275,000 effective January 1, 2000. On May 15, 2002, the Board increased Mr. Truant's salary to $350,000 in connection with his new responsibilities as President and Chief Operating Officer of the Company. Mr. Truant may also be entitled to receive (i) an annual bonus in an amount equal to one year's base salary, provided certain financial and other milestones are met by Mr. Truant and the Company, as determined by Mr. Truant and the Compensation Committee of the Board of Directors and, in the event such milestones are not met, or are significantly exceeded, such other lesser or greater bonus as the Compensation Committee shall determine and (ii) options or other rights to acquire the Company's Common Stock, under terms and conditions determined by the Stock Option Committee of the Board of Directors. Pursuant to the terms of the employment agreement, Mr. Truant may be terminated at any time with or without cause upon thirty (30) days written notice, provided that, if the Company terminates Mr. Truant's employment for other than cause, he shall be entitled to severance pay equal to 100% of his annual base salary.

        Richard M. DiPasquale entered into an employment agreement with the Company effective April 15, 2000. Mr. DiPasquale's employment agreement provides for an annual salary of $250,000. Under the terms of the employment agreement, Mr. DiPasquale was issued options to acquire 30,000 shares of the Company's Common Stock at a purchase price of $4.00 per share. Mr. DiPasquale may also be entitled to receive an annual bonus and incentive compensation in an amount equal to one year's base salary, provided certain financial and other milestones are met by Mr. DiPasquale and the Company. Pursuant to the terms of the agreement, the Company agrees to pay up to $4,000 per year of professional organization dues and fees. Mr. DiPasquale may be terminated at any time with or without cause upon thirty (30) days written notice, provided that, if the Company terminates Mr. DiPasquale's employment for other than cause, he shall be entitled to severance pay equal to 100% of his annual base salary.

        Per J. Andersen entered into an employment agreement with the Company effective January 1, 2001 through November 30, 2002. Mr. Andersen's employment agreement provided for an annual salary of $280,000. Also under the terms of the Agreement, Mr. Andersen was entitled to receive an annual bonus and incentive compensation in an amount equal to one year's base salary, provided certain financial and other milestones were met by Mr. Andersen and the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

        Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders have complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2002.

Compensation Committee Interlocks and Insider Participation

        All decisions relating to executive compensation during 2002 were made by the Company's Compensation Committee, which was comprised of Mr. Khashoggi, Mr. Moyer, and Mrs. Khashoggi. Mr. Howard Marsh served on the Compensation Committee until he resigned from the Board of Directors effective June 3, 2002. None of the members were officers of the Company in 2002. Mr. Khashoggi is the controlling stockholder in EKI, the Company's principal stockholder with whom the Company has certain relationships and related transactions described below. Mr. Khashoggi owns 39.10% beneficial ownership of the Company.

        The Company has an exclusive, worldwide, royalty-free license to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours).

        On July 29, 2002, the Company entered into an amendment to its Amended and Restated License Agreement with EKI (the "License Agreement") expanding the field of use for the EarthShell technology to include noodle bowls used for packaging instant noodles. The Company will pay to EKI 50% of any royalty or other consideration it receives in connection with the sale of products within this field of use. In addition, on July 29, 2002 the Company entered into a License & Information Transfer Agreement with Biotec, a wholly owned subsidiary of EKI, to utilize the Biotec technology for foodservice applications, including the food wraps used in foodservice applications (the "Biotec Agreement"). EKI had previously granted to the Company priority rights to license certain product applications from Biotec in consideration for the Company's payment of a $100,000 monthly licensing fee to Biotec. In addition, in consideration of the monthly payment, Biotec agreed to render technical services to the Company at Biotec's cost plus 5%. The licensing fee and services arrangements were continued in the Biotec Agreement. Under the terms of the Biotec Agreement, Biotec is entitled to receive 25% of any royalties or other consideration that the Company receives in connection with the sale of products utilizing the Biotec technology.

        During 2002, and January 2003, EKI made a series of loans to the Company totaling approximately $5.8 million. These loans were used to pay operating costs and accrued interest at 7% or 10% per annum. Some of these loans were not repaid at their stated maturity, and thereby became convertible, at EKI's election, into shares of the Company's common stock. In connection with the issuance and sale in March 2003 of the Company's 2% secured convertible debentures due in 2006 (the "2006 Debentures") to a group of institutional investors, EKI agreed to subordinate the repayment of these loans to the payment in full of the Company's obligations under the 2006 Debentures. In addition, EKI and Biotec agreed to subordinate certain payments to which they were otherwise entitled under the License Agreement and the Biotec Agreement (other than their respective percentages of any royalties received by the Company) to the satisfaction in full of the Company's obligations under the 2006 Debentures. They further agreed to not to assert any claims against the Company for breaches of the License Agreement or the Biotec Agreement (other than the assertion of certain equitable remedies to enjoin the Company from, for example, selling products outside its field of use) until such time as the Company's obligations under the 2006 Debentures are satisfied in full. EKI and Biotec also agreed to allow the Company to pledge its interest in the License Agreement to secure its obligations under the 2006 Debentures, and certain additional concessions were made by EKI and Biotec to permit the Company greater flexibility in selling its rights under the License Agreement and the Biotec Agreement to third parties in an insolvency context. These rights terminate upon the satisfaction in full of the obligations under the 2006 Debentures. In consideration for its willingness to subordinate the payments and advances that are owed to it, the Company issued to EKI in March 2003 a warrant to acquire one million shares of the Company's common stock at a price of $0.50 per share with a ten year term.

        Under the terms of the License Agreement and the Amended and Restated Patent Agreement for the Allocation of Patent Costs between the Company and EKI, any patents granted in connection with the EarthShell technology are the property of EKI, and EKI may obtain a benefit therefrom, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the license granted to the Company in the foodservice disposables field of use. Effective January 1, 2001, EarthShell assumed direct responsibility to manage and maintain the patent portfolio underlying the License Agreement with EKI and to pay directly all related costs.

        In connection with the issuance and sale of the 2006 Debentures, Mr. Essam Khashoggi, who controls EKI and is the beneficial owner of approximately 39.10% of the Company's Common Stock, agreed for himself and on behalf of EKI, not to sell any of the Company's shares for an 18 month period concluding in August 2004 (excluding shares issuable to former EKI employees under existing option grants and shares pledged under an existing security agreement with a third party lender).

        On February 16, 1998, EKI entered into a patent purchase agreement with a third party for the purchase of certain technology that is applicable to starch-based disposable packaging. Pursuant to the terms of the License Agreement, EKI is licensing such technology to the Company. In connection with this purchase, the Company entered an agreement to pay to EKI (for payment to the seller of the technology) $3.5 million on or about December 31, 2003. The Company's obligation will be reduced by 5% of the purchase price of any equipment purchased by EKI, the Company or its licensees or joint ventures from the seller of the technology. In addition, the Company is required to pay $3 million over the five-year period commencing January 1, 2004 if EKI, the Company or the Company's licensees or joint ventures have not purchased, by December 31, 2003, at least $35 million of equipment from the seller of the technology and if EKI, the Company or the Company's licensees or joint ventures actively use the purchased technology.

        In July 2002, the Company extended a loan in the amount of $55,000 to Mr. Vincent Truant, President and Chief Operating Officer. The loan, which bears interest at 7% per annum and is evidenced by a promissory note in favor of the Company, is due upon demand by the Company.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors of EarthShell Corporation is pleased to present its annual report on executive compensation. This report describes the function of the Compensation Committee, the objectives of the Company's executive compensation program, the various components of compensation, and explains the basis upon which 2002 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the officers that are named in the compensation tables.

Compensation Committee Charter

        The Compensation Committee is charged with the following responsibilities:

  •
  reviewing and recommending to the Board of Directors the annual base salary, bonus and other benefits for the senior executive officers of the Company;

  •
  reviewing and commenting on new executive compensation programs that the Company proposes to adopt;

  •
  periodically reviewing the results of the Company's executive compensation and perquisite programs to ensure that they are properly coordinated to yield payments and benefits that are reasonably related to executive performance;

  •
  ensuring that a significant portion of executive compensation is reasonably related to the long-term interests of the stockholders;

  •
  participating in the preparation of certain portions of the Company's annual proxy statement;

  •
  if necessary, hiring a compensation expert to provide independent advice on compensation levels; and

  •
  ensuring that the Company undertakes appropriate planning for management succession and advancement.

Compensation Philosophy

        The primary objective of the Company's executive compensation program is to help the Company achieve its strategic business objectives and to create value for the Company's stockholders by attracting, motivating and retaining highly qualified employees with outstanding ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. The compensation program strives to align compensation methods with stockholder interests to achieve desired results and, above all, to pay for performance.

Compensation Components

        The Company's executive compensation program consists of a mixture of base salary, cash bonuses and stock options. In determining the mix and total amount of compensation for each executive officer, the Compensation Committee subjectively considers the executive's overall value to the Company including past and expected contributions by the officer to the Company's goals. In addition, the Compensation Committee strives to balance short-term and long-term incentive compensation to achieve desired results.

        Shortly following the Company's initial public offering in March 1998, anticipating that it would be hiring several new executives as part of its next stage of development, the Company commissioned SCA Consulting LLC ("SCA"), a Los Angeles based executive compensation consulting firm, to update its executive compensation strategy and total pay structure. As part of its assignment, SCA developed a study of the compensation practices of newly public, development stage companies. The Compensation Committee references this study as it administers each of the three components of its executive compensation program to ensure that its compensation practices are competitive and that the overall compensation package appropriately attracts, motivates, rewards, and retains key employees with outstanding abilities.

        Base Salary.    The Company has historically determined base salary for its executives based on qualifications, job requirements and competitive market salaries that such qualifications and job requirements command. As the Company grows, it will continue to rely on peer group competitive compensation practices to remain consistent and competitive in its compensation practices.

        Pursuant to an employment agreement effective October 15, 1993, Mr. D. Scott Houston, Chief Financial Officer and Secretary received base compensation during 2002 of $327,200 reflecting the effects of various adjustments since 1993. The Company paid base compensation to Mr. Vincent Truant, President and Chief Operating Officer, in the amount of $321,875 for his services to the Company during 2002, reflecting a mid-year salary increase from $275,000 to $350,000 due to his appointment as President and Chief Operating Officer at that time. The Company paid base compensation to Mr. Richard DiPasquale, Chief Technology Officer, in the amount of $257,200 for his services to the Company during 2002. In addition, the Company paid a base salary to Dr. Per J. Andersen, Chief Science Officer in the amount of $287,200 for his services to the Company during 2002. The base salary figures for Messrs Houston, Truant and DiPasquale and Dr. Andersen reflect a $7,200 car allowance.

        Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be adjusted based upon their assessment of the individual's contribution to and financial growth of the Company as well as competitive pay levels. The Compensation Committee of the Board of Directors made no executive salary adjustments in 2002.

        Bonus.    Bonuses may be granted for a fiscal year after the financial results for that fiscal year become available. The Compensation Committee meets to consider annual bonuses for each executive based on individual performance as well as overall financial results of the Company for the year. There is no plan requiring that bonuses be paid. However, pursuant to their employment agreements, certain executive officers may be entitled to receive an annual bonus, the actual amount of which shall be determined in the sole discretion of the Compensation Committee.

        The Compensation Committee also may consider bonus compensation in light of the accomplishment of specific milestones developed by management in support of the annual strategic plan.

        On July 10, 2002, the Compensation Committee met to review and consider the performance of senior management. The Committee granted to individual members of management a bonus consisting of fully vested stock options issued under the 1995 Stock Incentive Plan at an exercise price of $3.00 per share, exercisable only after the price of the Company's stock is at least $3.00 per share for at least 90 days (Volume Weighted Average Price) as follows:

Stock Options
Simon K. Hodson	500,000
Vincent Truant	350,000
D. Scott Houston	320,000
Per J. Andersen	280,000
Richard M. DiPasquale	250,000

        The value of the stock grants and associated withholding taxes are reflected in the executive compensation schedule under bonuses. The stock options granted are reflected in the Stock Options Grant table.

        Stock Options.    The Compensation Committee believes that significant equity interests in the Company in the form of stock options held by the Company's management serve to align the interests of the executive management team with stockholder interests. The Stock Option Committee, comprised of members of the Board of Directors, may grant stock options and restricted stock to executives and other key employees of the Company pursuant to the 1995 Stock Incentive Plan. As noted above, in 2002, options to acquire shares of the Company's Common Stock at a purchase price of $3.00 per share, exercisable only after the price of the Company's stock is at least $3.00 per share for at least 90 days (Volume Weighted Average Price) were granted to each of Messrs. Hodson, Truant, Houston, Andersen and DiPasquale.

        The Stock Option Committee will continue to consider various methods to provide additional incentives to management and employees of the Company, including granting additional stock options and/or restricted stock. In determining the grants of stock options and restricted stock, the Stock Option Committee will take into account, among other things, the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed award recipient as well as the amount of prior grants.

Compensation to Chief Executive Officer in 2002

        The Compensation Committee meets annually to evaluate the Chief Executive Officer's performance and to review the Chief Executive Officer's compensation. A founder of the Company and co-innovator of the technology, Mr. Simon K. Hodson has been a driving force in making the Company—as a corporation and as a new packaging concept—a reality. His concern for the environment, coupled with his visionary leadership and commitment, has helped the Company achieve its current state of development.

        In reviewing Mr. Simon Hodson's compensation, the Compensation Committee considers his principal responsibilities, which include providing overall vision and strategic direction for the Company, attracting and retaining highly qualified employees and developing and maintaining key customer and capital relationships.

        Mr. Hodson received base compensation of $500,000 during 2002. It was based on the Compensation Committee's assessment that Mr. Hodson is uniquely qualified to lead the Company through its early development stages to initial commercialization. The Board determined that his vision for the Company, both from a technical and business viewpoint, continues to be pivotal to bringing the Company to the point of commercializing its first product lines. The Compensation Committee, therefore, concluded that the $500,000 base salary compensation was appropriate for 2002.

        In determining Mr. Hodson's 2002 annual bonus, the Compensation Committee considered both Mr. Hodson's individual performance as well as that of the company overall. Although the Compensation Committee noted several significant achievements during the year, in light of the delays the Company has experienced in commercializing the EarthShell technology as well as the financial condition of the Company, the Compensation Committee determined that no bonuses for 2002 would be granted.

        Regarding long-term incentive awards, on July 10, 2002, Mr. Hodson was granted 10 year, fully vested options to purchase 500,000 shares of EarthShell's common stock at $3.00 per share, exercisable only after the price of EarthShell's common stock is at least $3.00 for at least 90 days.

        Mr. Hodson owns a minority profits interest in EKI, the Company's majority stockholder.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation over $1 million to certain executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. The Company did not pay any compensation in 2002 that would be subject to Code Section 162(m). The Compensation Committee intends to establish policies regarding qualification of compensation under Section 162(m) of the Code to the extent it considers such policies appropriate.

Submitted by the Company's Compensation Committee

Essam Khashoggi
Layla Khashoggi
A.J. Moyer

STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total return of the Company, the S&P 500 Index and the Dow Jones Containers & Packaging Industry Group (USA). The measurement period for the comparison of the cumulative total return is from March 24, 1998, the first day of trading of the Common Stock on the National Association of Securities Dealers Automated Quotation System National Market (the "NASDAQ Market"), to December 31, 2002. The comparison assumes $100 was invested on March 24, 1998 in the Company's Common Stock and the foregoing indexes and assumes reinvestment of dividends before consideration of income taxes.

        The stock performance depicted in the graph below is not necessarily indicative of future performance. The Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or Exchange Act.

Comparison of Cumulative Total Shareholder Return
Since March 24, 1998

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        All relationships and related transactions reported in this Proxy Statement are described under the caption "Compensation Committee Interlocks and Insider Participation."

OTHER MATTERS

        Submission of Stockholder Proposals for Next Year's Annual Meeting.    Stockholders interested in presenting a proposal for consideration at the Company's 2004 annual meeting of stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Securities Act of 1934 and the Company's Bylaws. To be eligible for inclusion in the proxy statement and proxy card, stockholder proposals must be received by the Company's Secretary at the Company's offices at 800 Miramonte Drive, Santa Barbara, California 93109 no later than December 15, 2003. Stockholders who intend to present a proposal at the 2004 annual meeting, without including such proposal in the Company's proxy statement, must provide the Company's Secretary with written notice of such proposal no later than February 28, 2004.

        Other Matters.    The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

        Annual Report.    The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 2002, is being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 800 MIRAMONTE DRIVE, SANTA BARBARA, CALIFORNIA 93109-1419.

        ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                      By Order of the Board of Directors

                      D. Scott Houston
                      Secretary

Santa Barbara, California
April [    ], 2003

EXHIBIT A

AUDIT COMMITTEE CHARTER

        1. Members. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of "independent" directors of the Board, and shall designate one member as chairperson. For purposes hereof, "independent" shall mean a director who meets the National Association of Securities Dealers, Inc. ("NASD") definition of "independence."

        Each member of the Company's audit committee must be financially literate and one member of the audit committee shall have an accounting or related financial management expertise, both as provided in the NASD rules.

        2. Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements. Specifically, the Audit Committee shall:

    (i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

    (ii) Review and discuss with the outside auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, and any reports of the outside auditors with respect to interim periods.

    (iii) Review and discuss the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor, and, based on such review, assess the independence of the outside auditor.

    (iv) Review and discuss with management and the outside auditors the financial statements of the Company, including an analysis of the auditors' judgment as to the quality of the Company's accounting principles.

    (v) Recommend to the Board of Directors whether, based on the review and discussions described in paragraphs (ii) through (iv) above, the financial statements should be included in the Annual Report on Form 10-K.

    (vi) Review and discuss with management and the outside auditors: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company and (b) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company's financial statements.

    (vii) Review and discuss with management and the outside auditors the adequacy of the Company's internal controls.

    (viii) Review and discuss with management and the outside auditors the accounting policies which may be viewed as critical, and review and discuss any significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports.

    (ix) Establish policies and procedures for the engagement of the outside auditor to provide non-audit services and consider whether the outside auditor's performance of information technology and other non-audit services services is compatible with the auditor's independence.

    (x) Review material pending legal proceedings involving the Company and other contingent liabilities.

    (xi) Review the appropriateness of the Audit Committee Charter on an annual basis.

        3. Meetings. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the outside auditors at least annually. The Audit Committee may create subcommittees who shall report to the Audit Committee. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

        4. Outside Advisors. The Audit Committee shall have the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist in the full performance of its functions.

        5. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain Outside Advisors to assist it in the conduct of any investigation.

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

        EarthShell Corporation, a Delaware corporation (the "Corporation") hereby certifies:

        FIRST: The name of the Corporation is EarthShell Corporation.

        SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation").

        THIRD: The terms and provisions of this Certificate of Amendment have been duly approved by (i) the Board of Directors by resolution setting forth the amendment contained herein, and (ii) the required number of shares of outstanding common stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

        FOURTH: Article V, Section 1 of the Corporation's Certificate of Incorporation is hereby amended and restated as follows:

          Number of Authorized Shares.    The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Thirty Five Million (35,000,000) shares, consisting of Twenty Five Million (25,000,000) shares of Common Stock, par value $0.01 per share and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share.

        Effective at 5:00 P.M. on                        , 200    (the "Effective Date"), every (    )* shares of Common Stock of the Corporation issued and outstanding shall be combined into one (1) share of Common Stock, subject to the treatment of fractional share interests described below. The Corporation will evidence the reverse stock split effected hereby pursuant to procedures adopted by the Board of Directors of the Corporation.

        In connection with the reverse stock split, no scrip or fractional share certificates will be issued and, as of the Effective Date of this Amendment, stockholders otherwise entitled to receive fractions of shares shall have no further interest as stockholders with respect to such fractions of shares. The Corporation will pay in cash (without interest) the fair value of fractions of shares which would otherwise result from the reverse stock split based upon the closing bid price of the Common Stock, as reported on The Nasdaq Stock Market, on the trading day immediately preceding the Effective Date of this Amendment.

        The holders of Preferred Stock shall have such rights, preferences and privileges as may be determined, prior to the issuance of such shares, by the Board of Directors of the Corporation."

        FIFTH: This Certificate of Amendment of Incorporation shall be effective as of the date on which it is accepted for filing by the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Certificate of Incorporation as of                        , 200    .

EARTHSHELL CORPORATION

By:

Name:
Title:

        * A vote FOR Proposal No. 2 includes approval of a Certificate of Amendment with the numbers ten (10), eleven (11), twelve (12), thirteen (13), fourteen (14), fifteen (15), sixteen (16), seventeen (17), eighteen (18), nineteen (19) and twenty (20) where indicated, along with authorization for the Board of Directors to file any such Certificate of Amendment with the Secretary of State of the State of Delaware in its discretion at any time before the 2004 Annual Meeting of Stockholders.

APPENDIX B

SIXTH AMENDMENT
TO
1995 STOCK INCENTIVE PLAN
OF
EARTHSHELL CORPORATION

        The 1995 Stock Incentive Plan of EarthShell Corporation, a Delaware corporation, as amended by the First Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation, the Second Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation, the Third Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation, the Fourth Amendment to 1995 Stock Incentive Plan of EarthShell Corporation, and the Fifth Amendment to 1995 Stock Incentive Plan of EarthShell Corporation (the "Plan"), is hereby amended as follows:

        1.    Section 5(a) of the Plan is hereby amended to provide that the aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under the Plans shall not exceed 15,000,000;

        2.    Section 5(c) of the Plan is hereby amended to provide that the aggregate number of Common Shares issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under the Plans shall not exceed 15,000,000.

        Except as amended hereby, the Plan shall continue in full force and effect.

        IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be duly executed as of this    day of                        , 2003.

EARTHSHELL CORPORATION, a Delaware corporation

By:

Name:

Title:

V DETACH PROXY CARD HERE V

PROXY

EARTHSHELL CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
EARTHSHELL CORPORATION

        The undersigned stockholder of EarthShell Corporation, a Delaware corporation, acting under the Delaware General Corporation Law, hereby constitutes and appoints Simon K. Hodson and D. Scott Houston, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders of said corporation to be held on May 28, 2003, at 10:00 a.m. Pacific Daylight Time, at the Fess Parker's DoubleTree Resort, 633 E. Cabrillo Boulevard, Santa Barbara, California, and at any adjournments thereof in connection therewith to vote and represent all of the shares of common stock of said corporation which the undersigned would be entitled to vote, as follows:

(Continued, and to be marked, dated and signed, on the other side)

V DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE V

1.	Election of Directors:

Essam Khashoggi, Layla Khashoggi, Simon K. Hodson
George W. Roland, John Daoud, A.J. Moyer, Hamlin Jennings
	If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above:	☐	For the nominees listed	☐	WITHHOLD AUTHORITY to vote the nominees listed
2.
	To approve an amendment to the Company's Certificate of Incorporation which shall effect, upon filing, a reverse split of the Company's outstanding Common Stock at a ratio of not less than one-for-ten and not more than one-for-twenty and change the number of the authorized shares of Common Stock from 200,000,000 to 25,000,000 shares, and authorize the Board of Directors to file such amendment in its discretion at any time prior to the 2004 Annual Meeting of Stockholders.	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	To approve an amendment to the Company's 1995 Stock Incentive Plan increasing the number of shares of Common Stock available for awards thereunder from 10,000,000 to 15,000,000.	☐	FOR	☐	AGAINST	☐	ABSTAIN
4.
OTHER BUSINESS: In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

I (We) ☐ DO ☐ DO NOT expect to attend the Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.
Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF AND AS A GRANT OF AUTHORITY TO VOTE ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.
The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement relating to the meeting.
Please sign your name exactly as it appears on this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such.

Dated: ________________________________________________, 2003

____________________________________________________________
Signature
____________________________________________________________
Signature if held jointly

Please Detach Here
V You Must Detach This Portion of the Proxy Card V
Before Returning it in the Enclosed Envelope

QuickLinks

PROPOSAL NO. 3 AMENDMENT OF THE COMPANY'S 1995 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR AWARDS THEREUNDER BY 10,000,000 SHARES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
AUDIT COMMITTEE CHARTER
  APPENDIX A
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
  APPENDIX B
SIXTH AMENDMENT TO 1995 STOCK INCENTIVE PLAN OF EARTHSHELL CORPORATION